Exhibit 99.1

WorldHeart Announces Levacor ® VAD Implant at Tampa General Hospital

Enrollment in Bridge-to-Transplant Study to be Slow as WorldHeart Makes Refinements to Levacor VAD

Salt Lake City, UT – January 12, 2011:  World Heart Corporation (WorldHeart; Nasdaq: WHRT), a developer of mechanical circulatory systems, announced today that Tampa General Hospital (Tampa General) in Tampa, Florida has successfully implanted its first Levacor Ventricular Assist Device (VAD).  This is the 15th implant with the Levacor VAD since the inception of the BTT Study.

WorldHeart also announced that three refinements are being made to its Levacor VAD based on initial experience.  It can be expected that enrollment will continue to be slow in the BTT Study until the refinements are completed.  These refinements are the positioning of the inflow cannula into the ventricle, the elimination of a false alarm that has led to controller exchanges and the optimization of surface manufacturing processes.  WorldHeart expects that implementation will take approximately two months, and anticipates that Study enrollment will accelerate once the refinements are complete.

“We are very excited to add Tampa General to the list of implanting centers and are encouraged by many of the BTT Study findings to date,” noted Mr. J. Alex Martin, President and CEO.  “However, we feel that it’s worthwhile to implement these refinements.  The Levacor VAD is a highly innovative device and we intend to maximize all of its potential attributes for the benefit of the patients who receive it.”

About the Levacor VAD and World Heart Corporation
The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trials.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD's only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart's Levacor VAD, and the BTT clinical study of the Levacor VAD, including those related to the implants of the Levacor VADs, level of WorldHeart's clinical experience, the progress of WorldHeart's clinical development program, and the timing for WorldHeart to make the device refinements and the enrollment rate in the BTT Study. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trial of the Levacor VAD; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart's products; and other risks detailed in WorldHeart's filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for March 31, 2010,  June 30, 2010 and September 30, 2010.

This news release was distributed by GlobeNewswire, www.globenewswire.com

www.worldheart.com
SOURCE World Heart Corporation
Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361